EXHIBIT 10.1

                   BECKMAN INSTRUMENTS, INC.
               FY '97 ANNUAL INCENTIVE PLAN (AIP)


Eligibility

Participation in the Annual Incentive Plan (AIP) is limited to key senior executives designated by the Chief Executive Officer and Chief Operating Officer under requirements established by the Organization and Compensation Committee of the Board of Directors. By copy of this document, you have been approved for participation in the plan for Fiscal year 1997.

Plan Elements

Your incentive award opportunity is directly linked to four financial measures deemed critical to the company's strategy for growth and increased profitability, plus there is an individual performance compensation which focuses on your achievements as measured through the EXCEL performance management process. The benchmark financial measures are:

     1)   Growth in Earnings per Share (EPS)

     2)   Growth in Company Sales

     3)   Pretax margin, and

     4)   Growth in Economic Value Added (EVA)

     Because of its importance, a threshold level of EPS growth must be attained before there is incentive award eligibility for any of the four financial measures and individual performance. Achievement of this gate opens up each element of the plan on a stand-alone basis.

Range of Awards

Depending upon the level of company performance achieved for the four financial measures listed above and the employee's performance as measured through EXCEL, the resulting incentive award will range from a minimum of 13% to a maximum of 75% of the employee's annual base earnings. The incentive award range for the Chief Executive Officer and the Chief Operating Officer is 19% to 115%. No incentive award will be paid if the company fails to achieve at least two-thirds of the targeted growth in earnings per share.

Plan Administration

The AIP is administered on behalf of the company by the Board Organization and Compensation Committee. This responsibility includes interpretation of the plan and the sole and absolute discretion to establish plan provisions, performance measures, performance targets, specific award levels and participation eligibility. All Committee interpretations, determinations, and actions will be final, conclusive and binding on all participants.

General Provisions

1) All financial results will be measured on an "as reported" basis with no adjustment for any effect of currency fluctuations.

2) To be eligible for an AIP incentive award, a participant must be in active pay status at the end of the measurement period. Partial payments may be considered, at the full discretion of the Organization and Compensation Committee, for retirees as defined by the company's pension plan, who leave before the end of the fiscal year.

3) The Committee may determine in its sole and absolute discretion, the status and incentive award level for any participant whose responsibilities are changed, and of any key employee who becomes eligible to participate in the plan after the beginning of the performance period.

4) The Committee at any time and from time to time may terminate, suspend, modify or amend the plan. Nothing in this plan or any award granted shall confer on a participant any right to continue in the employ of the company or interfere in any way with the right of the company to terminate any employment.

*The acronym EVA for economic value added is attributed to Stern
Stewart & Co.